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                                                                     Exhibit 3.3

                             ARTICLES OF AMENDMENT
                                     TO THE
                 AMENDED AND RESTATED ARTICLES OF INCORPORATION
                                       OF
                              TOWNE SERVICES, INC.

     Effective the date hereof, Article Six, subsection (d) of the Amended and Restated Articles of Incorporation of Towne Services, Inc., is amended by deleting subsection (d) of that Article Six in its entirety and replacing such subsection with the following:

          "(d) any increase in the number of directors above 15 directors;"

     Effective the date hereof, Article Seven of the Amended and Restated Articles of Incorporation of Towne Services, Inc., is amended by deleting the first sentence of that Article Seven in its entirety and replacing such sentence with the following:

          "The Corporation shall have not less than five nor more than 15 directors, and the number of directors shall be set by the Board of Directors as provided in the Company's bylaws."

All other provisions of the Amended and Restated Articles of Incorporation shall remain in full force and effect.

     These Articles of Amendment were duly approved by the Board of Directors, on April 15, 1999 and by at least 66-2/3% of the shareholders on May 21, 1999 in accordance with Section 14-2-1003 of the Georgia Business Corporation Code.

     IN WITNESS WHEREOF, the Corporation has caused these Amended and Restated Articles of Incorporation to be executed and attested by its duly authorized officer on May 21, 1999.

                                             /s/ Drew W. Edwards
                                             -------------------------------
                                             Drew W. Edwards
                                             Chief Executive Officer